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
----------------
 FORM 5
----------------

 [ ] Check box if no longer subject           U.S. SECURITIES AND EXCHANGE COMMISSION                         OMB APPROVAL
     to Section 16. Form 4 or Form 5                   WASHINGTON, D.C. 20549                                 ------------
     obligations may continue.  See      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           OMB Number 3235-0362
     Instruction 1(b).                                                                                 Expires:  October 31, 2001
                                    Filed pursuant to Section 16(a) of the Securities Exchange Act     Estimated average burden
 [ ] Form 3 Holdings Reported      of 1934, Section 17(a) of the Public Utility Holding Company Act    hours per response:.......1.0
                                    of 1935 or Section 30(f) of the Investment Company Act of 1940
 [ ] Form 4 Transactions Reported

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol   | 6. Relationship of Reporting
   Reporting Person*                |                                               |    Person to Issuer
                                    |                                               |            (Check all applicable)
                                    |                                               |
                                    |                                               | __X___ Director          ______ 10% Owner
                                    |                                               | ______ Officer  (give    ______ Other (specify
                                    |                                               |                  title                 below)
Harrington, Richard Hart            |       LSB Corporation (LSBX)                  |                  below)
------------------------------------------------------------------------------------|
(Last)       (First)      (Middle)  | 3. IRS Identification   | 4. Statement for    |
                                    |    Number of Reporting  |    Month/Year       |
c/o LSB Corporation                 |    Person if an Entity  |                     |
30 Massachusetts Avenue             |    (Voluntary)          |                     |
                                    |                         | December 2001       |
------------------------------------|                         |---------------------------------------------------------------------
            (Street)                |                         | 5. If Amendment,    | 7. Individual or Joint/Group Filing
                                    |                         |    Date of Original |    (Check Applicable Line)
                                    |                         |    (Month/Year)     |
                                    |                         |                     |
No. Andover, MA   01845             |                         |                     |  ___X__ Form filed by One Reporting Person
                                    |                         |                     |  ______ Form filed by More than One Reporting
                                    |                         |                     |         Person
------------------------------------------------------------------------------------------------------------------------------------
(City)       (State)       (Zip)    |
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                 TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security   | 2. Transaction   | 3. Transaction | 4. Securities        | 5. Amount of    | 6. Ownership   | 7. Nature of
   (Instr. 3)          |    Date (Month/  |    Code        |    Acquired (A) or   |    Securities   |    Form:       |    Indirect
                       |    Day/Year)     |    (Instr. 8)  |    Disposed of (D)   |    Beneficially |    Direct (D)  |    Beneficial
                       |                  |                |    (Instr. 3, 4      |    Owned at End |    or Indirect |    Ownership
                       |                  |                |    and 5)            |    of Issuer's  |    (I)         |    (Instr. 4)
                       |                  |                |                      |    Fiscal Year  |    (Instr. 4)  |
                       |                  |                |                      |    (Instr. 3    |                |
                       |                  |                |                      |    and 4)       |                |
                       |                  |                |----------------------|                 |                |
                       |                  |                | Amount |(A) or |Price|                 |                |
                       |                  |                |        |(D)    |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
     COMMON STOCK      |                  |                |        |       |     |       255       |       D        |
------------------------------------------------------------------------------------------------------------------------------------
                       |                  |                |        |       |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
                       |                  |                |        |       |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
                       |                  |                |        |       |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
                       |                  |                |        |       |     |                 |                |
------------------------------------------------------------------------------------------------------------------------------------
* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.            (Over)
                                                      (Print or Type Responses)
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
FORM 5 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Conver-  | 3. Transac-  | 4. Transac- | 5.  Number of  | 6. Date Exercisable  | 7. Title and Amount of
   Security (Instr. 3) |    sion or  |    tion Date |    tion     |     Derivative |    and Expiration    |    Underlying
                       |    Exercise |    (Month/   |    Code     |     Securities |    Date (Month/      |    Securities
                       |    Price of |    Day/Year) |    (Instr.  |     Acquired   |    Day/Year)         |    (Instr. 3 and 4)
                       |    Deriva-  |              |    8)       |     (A) or     |                      |
                       |    tive     |              |             |     Disposed   |                      |
                       |    Security |              |             |     of (D)     |                      |
                       |             |              |             |     (Instr. 3, |                      |
                       |             |              |             |     4, and 5)  |                      |
                       |             |              |             |                |                      |
                       |             |              |             |----------------|----------------------|------------------------
                       |             |              |             |  (A)  |   (D)  |  Date   | Expiration |    Title |  Amount or
                       |             |              |             |       |        |  Exer-  |    Date    |          |  Number of
                       |             |              |             |       |        |  cisable|            |          |   Shares
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $4.625   |              |             |       |        | (1)     | 9/28/05    |  COMMON  |    1,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
     STOCK OPTION      |    $9.125   |              |             |       |        | (2)     | 7/22/09    |  COMMON  |    3,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------------------------------------------------------------------------------------------------------------------
     STOCK OPTION      |    $13.90   |              |             |       |        | (3)     | 7/26/11    |  COMMON  |    2,000
    (RIGHT TO BUY)     |             |              |             |       |        |         |            |  STOCK   |
-----------------------------------------------------------------------------------------------------------------------------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------------------------------------------------------------------------------------------------------------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------------------------------------------------------------------------------------------------------------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------
| 8. Price of   | 9. Number of     | 10. Ownership     | 11. Nature of
|    Derivative |    Derivative    |     Form of       |     Indirect
|    Security   |    Securities    |     Derivative    |     Beneficial
|    (Instr. 5) |    Beneficially  |     Security:     |     Ownership
|               |    Owned at End  |     Direct (D)    |     (Instr. 4)
|               |    of Year       |     or Indirect   |
|               |    (Instr. 4)    |     (I)           |
|               |                  |     (Instr. 4)    |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |      1,000       |         D         |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |      3,000       |         D         |
|               |                  |                   |
---------------------------------------------------------------------------
|               |      2,000       |         D         |
|               |                  |                   |
---------------------------------------------------------------------------
|               |                  |                   |
|               |                  |                   |
---------------------------------------------------------------------------
|               |                  |                   |
|               |                  |                   |
---------------------------------------------------------------------------
|               |                  |                   |
|               |                  |                   |
---------------------------------------------------------------------------
Explanation of Responses:

    (1) Option is fully exercisable.
    (2) The option becomes exercisable in three annual increments of 1,500 shares on 7/22/00, 750 shares on 7/22/01, and 750 shares on 7/22/02.
    (3) The option becomes exercisable in three annual increments of 1,000 shares on 7/26/02, 750 shares on 7/26/03, and 750 shares on 7/26/04.


                                                                                  /s/ Richard Hart Harrington           01/20/02
                                                                                 -----------------------------------   -----------
                                                                                  **Signature of Reporting Person         Date


** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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